Exhibit 10.2

PLEDGE AND SECURITY AGREEMENT

This Pledge and Security Agreement (this “Agreement”) is entered into as of this 19th day of July, 2021, with the effective date as of May 26, 2021 (the “Effective Date”) among EZRaider Global, Inc., a Nevada corporation (“EZ Global”), EZ Raider, LLC, a Washington limited liability company (“EZ Raider,” and together with EZ Global, collectively referred herein as the “Debtor”), Moshe Azarzar (the “Pledgor”), and E-Waste Corp., a Florida corporation (the “Secured Party”).

RECITALS

A.         Debtor and Secured Party are parties to that certain binding Letter of Intent (the “LOI”) and the Side Letter (the “Side Letter”), each dated as of May 25, 2021, which contemplates a reverse merger transaction by and among E-Waste, EZ Global and E-Waste’s acquisition subsidiary upon the terms and subject to conditions set forth in the LOI and a definitive merger agreement to be entered by the parties (the “Merger”) and related transactions (collectively, the “Transactions”); and

B.         In connection with the contemplated Transactions and pursuant to the terms of the Side Letter, on May 26, 2021, the Secured Party loaned to Debtor two million dollars ($2,000,000) as a bridge loan (the “Loan”), to provide the Debtor with sufficient working capital for the specific purpose of negotiation of the terms under that certain Share Purchase Agreement, dated February 21, 2021 by and between EZ Global and DS Raider, Ltd, an Israeli company (the “Share Purchase Agreement”), which contemplates the acquisition of DS Raider by EZ Global (the “DS Acquisition”); and

C.         On July 19, 2021, Debtor and Secured Party entered into that certain Loan Agreement, with the effective date as of May 26, 2021 (the “Loan Agreement”), pursuant to which Debtor agreed to issue to the Secured Party a five (5%) percent promissory note in the principal amount of $2,000,000 (the “Note”); and

D.          Pursuant to the terms of the Loan Agreement and the Note, the parties are entering into this Agreement, pursuant to which the Pledgor shall pledge and grant to Secured Party a first priority security interest in the Pledged Collateral (as described and defined below).

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.         Definitions and Interpretation.  Unless otherwise defined herein, all other capitalized terms used herein shall have the respective meanings given to those terms in the Loan Agreement and in Article 8 or 9 of the Uniform Commercial Code from time to time in effect of the State of Nevada, applicable to EZ Global,  and the State of Washington, applicable to EZ Raider (the “UCC”), provided, however, that if by reason of mandatory provisions of law, any or all attachment, perfection or priority of the Secured Party’s security interest in any item or portion of the Pledged Collateral is governed by the UCC as in effect in a jurisdiction other than the State of Nevada and the State of Washington, the term “UCC” shall mean the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of definitions relating to such enforcement.

2.         The Pledge.  To secure the Debtor’s Obligations (as defined below), Pledgor hereby pledges and assigns to Secured Party, and grants to Secured Party a continuing first priority security interest in and all of Pledgor’s rights, title and interest, whether now existing or hereafter arising, in all instruments, certificated and uncertificated securities, money and general intangibles of, relating to or arising from, the stock and membership interests owned by the Pledgor in EZ Global and EZ Raider, as applicable, as evidenced on Schedule A attached hereto or to be acquired and beneficially owned by the Pledgor (the “Pledged Collateral”), including without limitation (i) all dividends (including cash dividends), other distributions (including redemption proceeds), or other property, securities or instruments in respect of or in exchange for the Pledged Collateral, whether by way of dividends, stock dividends, recapitalizations, mergers, consolidations, split-ups, acquisitions, combinations or exchanges of securities or otherwise; and (ii) all proceeds of the foregoing .. Debtor’s obligations secured by this Agreement (the “Obligations”) shall mean and include all loans, advances, indebtedness, liability, and obligations, owed by Debtor to the Secured Party of every kind and description (whether or not evidenced by any note or instrument and whether or not for the payment of money), now existing or hereafter arising under or pursuant to the terms of the Loan Agreement, the Note, or any other agreement or instrument between the Debtor and the Secured Party, including without limitation, all interest, fees, charges, expenses, attorneys’ fees and costs and accountants’ fees and costs chargeable to and payable by Debtor hereunder and thereunder, in each case, whether direct or indirect, absolute or contingent, due or to become due, and whether or not arising after the commencement of a proceeding under Title 11 of the United States Code (11 U.S.C. Section 101 et seq.), as amended from time to time (including post-petition interest) and whether or not allowed or allowable as a claim in any such proceeding and whether the Debtor be bound alone or with another or others.

3.         Delivery of Pledged Collateral; Financing Statements.  Pledgor shall promptly deliver to Secured Party all certificates or instruments representing or evidencing the Pledged Collateral which certificates or negotiable instruments shall be in suitable form for transfer by delivery and shall be accompanied by duly executed instruments of stock transfer power or assignment in blank, all in form and substance satisfactory to Secured Party.  Concurrently with the execution of this Agreement, the Pledgor irrevocably and unconditionally authorizes the Secured Party to file at any time, and from time to time, such financing statements with respect to the Pledged Collateral naming the Secured Party or its designee as the secured party and the Pledgor as the debtor and including any other information as may be required by the UCC and/or as Secured Party may determine, together with amendments and continuations with respect thereto.  Secured Party shall have the right, but not the obligation, to pay any taxes or levies on or relating to the Pledged Collateral and any costs to preserve the Pledged Collateral, which payments shall automatically be deemed part of the Repayment Amount under the Note. No injury to, or loss or destruction of any of, the Pledged Collateral shall relieve Pledgor of any of the Obligations.

4.         Pledgor’s Representations and Warranties.  Each of Debtor and Pledgor, as applicable, hereby represents and warrants as follows:

(a)        Authorization.  No approval, consent, authorization of, filing registration or qualification with, or other action by, the Pledgor or any other Person or Governmental Authority is or will be necessary to permit the valid execution, delivery and performance of this Agreement by the Debtor and the Pledgor and the consummation of the transactions or creation of the Pledged Collateral and granting the first priority security interest contemplated hereby other than the delivery of certificates or instruments representing the Pledged Collateral to Secured Party and the filing of appropriate UCC financing statements and compliance with securities laws in respect of any sale of the Pledged Collateral, as applicable. As used in this Agreement, the term “Governmental Authority” shall mean any national, foreign, or local judicial, legislative, executive, administrative or regulatory body or authority, and the term “Person” shall mean an individual, a partnership, a joint venture, a corporation, a limited liability company, a limited liability partnership, a trust, an incorporated organization and a Governmental Authority or any other legal entity.

(b)        No Conflicts.  The execution, delivery and performance by the Pledgor and Debtor of this Agreement and the consummation of the transactions contemplated hereby and the creation and granting of the security interests and Pledged Collateral to Secured Party contemplated hereby do not and will not (1) conflict with or violate any provision of any applicable law, statute, rule, regulation, ordinance, license or tariff or any judgment, decree or order of any court or other Governmental Authority binding on or applicable to the Debtor or any of its properties or assets or the Pledgor; (2) conflict with, result in a breach of, constitute a default of or an event of default under, or an event, fact, condition or circumstance which, with notice or passage of time, or both, would constitute or result in a conflict, breach, default or event of default under, require any consent not obtained under, or result in or require the acceleration of any indebtedness pursuant to, any indenture, agreement or other instrument to which the Debtor or the Pledgor is a party or by which he or it or they, or any of its or their properties or assets are bound or subject; (3) conflict with or violate any provision of the articles of incorporation, the certificate of incorporation, by-laws or any other shareholders’ agreements or organizational documents of EZ Global or any agreement or other obligation by either the Pledgor or EZ Global; (4) conflict with or violate any provision of the Operating Agreement, certificate of formation or any other agreements or organizational documents of EZ Raider or any agreement or other obligation by either the Pledgor or EZ Raider; or (5) result in the creation or imposition of any lien of any nature whatsoever upon any of the properties or assets of the Pledgor.

(c)        Pledged Collateral.

(1) Pledgor is the sole record and beneficial owner of each share, membership interest, security and other interest that comprises the Pledged Collateral, and all shares, membership interest, security and other interest that comprises the Pledged Collateral are, and will be, duly and validly issued, fully paid and nonassessable.  The Pledged Collateral (and will be to the extent such are acquired after the date hereof), free and clear of any and all liens, pledges, encumbrances, or charges, and Pledgor has not optioned or otherwise agreed to sell, hypothecate, pledge, or otherwise encumber or dispose of the Pledged Collateral. The obligations of the Pledgor hereunder are not subordinated in any way to any other obligations of the Pledgor.  Except for this Agreement and the obligations of EZ Raider to pay to Cooper Dubois $500,000 in principal amount, together with an accrued interest 8% interest thereto, under that certain Secured Convertible Promissory Note dated January 8, 2021, secured by a first priority interest on all assets of EZ Raider, neither the Pledgor nor any Debtor are party to or bound by any agreement, document or instrument that otherwise relates to the Pledged Collateral.

(2) The pledge of the Pledged Collateral creates a valid security interest in the Pledged Collateral, which security interest, upon the Secured Party taking possession of the Pledged Collateral. will be a perfected first priority security interest by Debtor with respect to securing the payment of the Obligations by Debtor to the Secured Party and other obligations hereunder.

(3) The Pledgor is the sole owner of the Pledged Collateral and has full legal authority and power to execute, deliver, and perform this Agreement and to consummate the transactions contemplated hereunder, and the Pledgor is under no restriction, limitation or disability that would prevent any of the foregoing; and

(4) No financing statement relating to any of the Pledged Collateral is on file in any public office except those on behalf of Secured Party for its benefit. The securities representing the Pledged Collateral do not have any restrictions other than as provided in the Securities Act or any other applicable law.

(d)        Litigation.  There is no action, suit, proceeding or investigation pending or threatened (1) against or affecting the Pledged Collateral, the Pledgor, EZ Global, EZ Raider, this Agreement or the transactions contemplated hereby, or (2) could reasonably be expected to prevent the validity of this

Agreement or the right or ability of the Debtor and the Pledgor to enter into this Agreement or to consummate the transactions contemplated hereby.

(e)        Truthful Disclosure.  The representations and warranties made by each Debtor, or the Pledgor in this Agreement do not contain any untrue statement of a material fact or omit to state any fact necessary to make the statements herein misleading and there is no material fact known to each Debtor and the Pledgor which each Debtor or the Pledgor has not disclosed to Secured Party in writing.

5.         Covenants.  So long as the Obligations under the Note and other Loan Documents are outstanding,

(a)        Each Debtor and Pledgor shall take all necessary and appropriate actions to ensure that this Agreement and the liens and pledges created hereby are and remain enforceable against each Debtor and the Pledgor in accordance with its terms and that each Debtor and the Pledgor complies with his obligations hereunder.  Each Debtor or the Pledgor shall not (i) cause or permit to be done, or enter into or make or become a party to any agreement, arrangement or commitment to do or cause to be done, any of the things prohibited by this Agreement or that would breach this Agreement, or (ii) enter into or make or become a party to any agreement, document or instrument or arrangement that conflicts with this Agreement or that would prevent the Pledgor from complying herewith and/or performing hereunder.

(b)        Each Debtor and the Pledgor hereby agree to take or cause to be taken promptly such further actions, obtain such consents and approvals and duly execute and deliver or cause to be executed and delivered such further agreements, assignments, instructions or documents Secured Party may request in its permitted discretion with respect to or in order to fully effectuate the purposes, terms and conditions of this Agreement and the consummation of the transactions contemplated hereby, whether before, at or after the performance and/or consummation of such transactions or the occurrence of any Event of Default, including, without limitation, any of the foregoing necessary or required or requested by Secured Party in its permitted discretion to create, perfect, maintain, preserve, continue, validate or otherwise protect, and from time to time renew, Secured Party’s perfected first priority security interest in the Pledged Collateral.  Without limiting the foregoing, upon the exercise by Secured Party or agents of any right or remedy which requires any consent, approval or registration with, consent, qualification or authorization by, any Person, each Debtor and the Pledgor shall execute and deliver, or cause the execution and delivery of, all applications, certificates, instruments and other documents that Secured Party or any of its affiliate or agents may be required to obtain for such consent, approval, registration, qualification or authorization.  The failure of Debtor and the Pledgor to take any requested action may, at the option of Secured Party, trigger the increase in the interest rate under the Note to fourteen percent (14%) per annum, or such lower maximum amount of interest permitted to be charged under applicable law.

(c)        The Pledgor (i) shall (A) maintain at all times the pledge of the Pledged Collateral to Secured Party, for its benefit, and Secured Party’s perfected first priority security interest, for its benefit, on the Pledged Collateral; and (B) defend the Pledged Collateral and Secured Party’s perfected first priority interest in the Pledged Collateral, for its benefit, thereon and pledge thereof against all claims and demands of all Persons at any time and pay all costs and expenses (including, without limitation, in-house documentation and diligence fees and legal expenses and reasonable attorneys’ fees and expenses) in connection with such defense, which, at Secured Party’s discretion, may be added to the Obligations, and (ii) shall not sell, lease, transfer, pledge, encumber, restrict, assign or otherwise dispose of any of the Pledged Collateral or any interest therein or create, incur, assume or suffer to exist any lien on the Pledged Collateral or any interest therein.

(d)        The Debtor and the Pledgor shall (i) keep materially true, complete, and accurate records with respect to the Pledged Collateral, (ii) not take or permit to be taken any action in connection with the Pledged Collateral or otherwise the effect of which would be or have a material adverse effect on the value of the Pledged Collateral (as determined by the Secured Party in its sole discretion).

(e)        The Debtor and the Pledgor shall notify Secured Party at least ten (10) days before any change of the state of incorporation, corporate name, federal tax identification number or address of either EZ Global or EZ Raider.

(f)        Except for the acquisition of EZ Raider by EZ Global which is contemplated by the terms of the LOI, Pledgor shall not directly or indirectly transfer, purchase or sell any equity interests in either EZ Global or EZ Raider without the prior written consent of the Secured Party.

(g)        Each Debtor and Pledgor agree that at any time and from time to time, at Debtor’s or Pledgor’s expense, to promptly execute and deliver all further instruments and documents, and take all further action, that the Secured Party may reasonably request, in order to perfect and protect any security interest granted or purported to be granted hereby or to enable Secured Party to exercise and enforce its rights and remedies hereunder with respect to any Pledged Collateral.

6.         Events of Default; Remedies.

(a)        Event of Default.  An Event of Default shall be deemed to have occurred under this Agreement upon the occurrence and during the continuance of an Event of Default under the Loan Agreement and the Note, including but not limited to Debtor’s default in the payment of the Repayment Amount under the Note on the Maturity Date.

(b)        Rights Under the UCC.  In addition to all other rights granted hereby, and otherwise by law, Secured Party shall have, with respect to the Pledged Collateral, the rights and obligations of a secured party under the UCC.

(c)        Sale of Pledged Collateral.  Each Debtor and Pledgor acknowledge and recognize that Secured Party may be unable to effect a public sale of all or a part of the Pledged Collateral and may be compelled to resort to one or more private sales to a restricted group of purchasers who will be obligated to agree, among other things, to acquire the Pledged Collateral for their own account, for investment and not with a view to the distribution or resale thereof.  Each Debtor and Pledgor acknowledge that any such private sales may be at prices and on terms less favorable to Secured Party than those of public sales, and agree that so long as such sales are made in good faith such private sales shall be deemed to have been made in a commercially reasonable manner and that Secured Party has no obligation to delay sale of any Pledged Collateral to permit the issuer thereof to register it for public sale under the Securities Act, or under any state securities law. Notwithstanding, the Secured Party shall have the right to cancel the Pledged Collateral in lieu of a sale thereof.

(d)        Notice.  In any case where notice of sale is required, five (5) business days’ notice shall be deemed reasonable notice.  Secured Party may resort to the Pledged Collateral or any portion thereof with no requirement on the part of Secured Party to proceed first against any other person or property.

7.         Voting Rights; Dividends.

(a)        Rights Prior to an Event of Default.  So long as no Event of Default shall have occurred and be continuing:

(i)         Pledgor shall be entitled to exercise any and all voting and other consensual rights pertaining to the Pledged Collateral or any part thereof for any purpose not inconsistent with the terms of this Agreement.

(ii)        Pledgor shall be entitled to receive and retain free and clear of the security interest of Secured Party hereunder any and all dividends and interest paid in respect of the Pledged Collateral, provided, however, that any and all (A) dividends and interest paid or payable other than in cash in respect of, and instruments and other property received, receivable or otherwise distributed in respect of, or in exchange for any Pledged Collateral, (B) dividends and other distributions paid or payable in cash in respect of any Pledged Collateral in connection with a partial or total liquidation or dissolution or in connection with a reduction of capital, capital surplus or paid-in-surplus, and (C) cash paid, payable or otherwise distributed in respect of principal of, or in redemption of, or in exchange for, any Pledged Collateral, shall be, and shall be forthwith delivered to Secured Party to hold as, Pledged Collateral and shall, if received by Pledgor, be received in trust for the benefit of Secured Party, be segregated from the other property or funds of Pledgor and be immediately delivered to Secured Party as Pledged Collateral in the same form as so received (with any necessary endorsement) to be held as part of the Pledged Collateral.

(b)        Rights Following an Event of Default.  Following the acceleration of an Event of Default after giving effect to any applicable grace periods:

(i)         All rights of Pledgor to exercise the voting and other consensual rights which it would otherwise be entitled to exercise pursuant to this Section 7(a)(i) and to receive the dividends and interest payments that it would otherwise be authorized to receive and retain pursuant to Section 7(a)(ii) shall cease and all such rights shall thereupon become vested in Secured Party, which shall thereupon have the sole right, but not the obligation, to exercise such voting and other consensual rights and to receive and hold as Pledged Collateral such dividends and interest payments.

(ii)        All dividends and interest payments that are received by Pledgor contrary to the provisions of subparagraph (i) of this Section 7(b) shall be received in trust for the benefit of Secured Party, shall be segregated from other funds of Pledgor and shall be forthwith delivered to Secured Party as Pledged Collateral in the same form as so received (with any necessary endorsement).

8.         Release of the Pledged Collateral.  Pursuant to the terms of the Loan Agreement, this first priority secured interest in the Pledged Collateral will be released upon the earlier to occur: (i) the Merger being consummated prior to the Maturity Date, which will result in the Note being cancelled and all Obligations of Debtor under the Loan Agreement and the Note as being repaid, or (ii) Debtor completed all of its Obligations under the Loan Agreement and the Note.  However, if any of the Event of Default has occurred, Secured Party reserves the right to exercise and enforce its rights and remedies hereunder with respect to any Pledged Collateral as set forth in Section 6 of this Agreement and the Note

9.         Miscellaneous.

(a)        Notices.  All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (a) personally served, (b) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (c) delivered by a reputable overnight courier service with charges prepaid, or (d) transmitted by hand delivery, telegram, or facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice.  Any notice or other communication required or permitted to be given hereunder shall be deemed effective (i) upon hand delivery or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours), or the first business day following such delivery (if delivered other than on a business day during normal business hours), (ii) on the first business day following the date deposited with an overnight courier service with charges prepaid, or (iii) on the fifth business day following the date of mailing pursuant to subpart (b) above, or upon actual receipt of such mailing, whichever shall first occur.  The addresses for such communications shall be as set forth in the LOI.

(b)        Nonwaiver.  No failure or delay on Secured Party’s part in exercising any right hereunder shall operate as a waiver thereof or of any other right nor shall any single or partial exercise of any such right preclude any other further exercise thereof or of any other right.

(c)        Amendments and Waivers.  This Agreement may not be amended or modified, nor may any of its terms be waived, except by written instruments signed by Pledgor, Debtor and Secured Party.  Each waiver or consent under any provision hereof shall be effective only in the specific instances for the purpose for which given.

(d)        Assignments.  This Agreement shall be binding upon and inure to the benefit of Secured Party and its respective successors and assigns; provided, however, that Pledgor and Debtor may not assign any rights and duties hereunder without the prior written consent of Secured Party. EACH OF THE PLEDGOR AND DEBTOR ACKNOWLEDGES AND AGREES THAT THE SECURED PARTY AT ANY TIME AND FROM TIME TO TIME MAY SELL, ASSIGN OR GRANT PARTICIPATING INTERESTS IN OR TRANSFER ALL OR ANY PART OF ITS RIGHTS OR OBLIGATIONS UNDER THIS AGREEMENT, THE NOTE, THE LOAN AGREEMENT, TO ONE OR MORE TRANSFEREES. The terms “Secured Party” in this Agreement include its successors and assigns, each of which shall have all rights and benefits of Secured Party hereunder. Each transferee shall have all of the rights and benefits with respect to the Obligations, Pledged Collateral, this Agreement, the Loan Agreement and/or the Note held by it as fully as if the original holder thereof.

(e)        Cumulative Rights, Etc.  The rights, powers and remedies of Secured Party under this Agreement shall be in addition to all rights, powers and remedies given to Secured Party by virtue of any applicable law, rule or regulation of any governmental authority, the Note or any other agreement, all of which rights, powers, and remedies shall be cumulative and may be exercised successively or concurrently without impairing Secured Party’s rights hereunder.  Pledgor waives any right to require Secured Party to proceed against any Person or to exhaust any collateral or to pursue any remedy in Secured Party’s power.

(f)        Payments Free of Taxes. All payments made by Pledgor, or Debtor under this Agreement shall be made by Pledgor or the Debtor free and clear of and without deduction for any and all present and future taxes, levies, charges, deductions, and withholdings.  In addition, Pledgor and Debtor shall pay upon demand any stamp or other taxes, levies, or charges of any jurisdiction with respect to the execution, delivery, registration, performance and enforcement of this Agreement.  Upon request by Secured Party, Pledgor shall furnish evidence satisfactory to Secured Party or such Secured Party that all requisite authorizations and approvals by, and notices to and filings with, governmental authorities and regulatory bodies have been obtained and made and that all requisite taxes, levies, and charges have been paid.

(g)        Partial Invalidity.  If any time any provision of this Agreement is or becomes illegal, invalid, or unenforceable in any respect under the law or any jurisdiction, neither the legality, validity or enforceability of the remaining provisions of this Agreement nor the legality, validity or enforceability of such provision under the law of any other jurisdiction shall in any way be affected or impaired thereby.

(h)        Expenses.  Each of Pledgor, Debtor and Secured Party shall bear its own costs in connection with the preparation, execution, and delivery of, and the exercise of its duties under, this Agreement, the Loan

Agreement and the Note.  Debtor shall pay on demand all reasonable fees and expenses, including reasonable attorneys’ fees and expenses, incurred by Secured Party with respect to any amendments or waivers hereof requested by Pledgor or in the enforcement or attempted enforcement of any of the Obligations or in preserving any of Secured Party’s rights and remedies (including, without limitation, all such fees and expenses incurred in connection with any “workout” or restructuring affecting this Agreement, the Loan Agreement, the Note or the Obligations or any bankruptcy or similar proceeding involving Pledgor or Lender).

(i)        Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without giving effect to the conflicts of laws principles thereof (except to the extent governed by the UCC).  The parties hereby submit to the exclusive jurisdiction of the courts of the state of Washington. y execution and delivery of this Agreement, the Pledgor and Debtor (a) accept the non-exclusive jurisdiction of the aforesaid courts and irrevocably agree to be bound by any judgment rendered thereby, (b) waive personal service of process, (c) agree that service of process upon it may be made by certified or registered mail, return receipt requested, pursuant to Section 10(a) hereof, and (d) waive any objection to jurisdiction and venue of any action instituted hereunder and agrees not to assert any defense based on lack of jurisdiction, venue, convenience or forum non conveniens. Nothing shall affect the right of Secured Party to serve process in any manner permitted by law or shall limit the right of Secured Party to bring proceedings against the Pledgor and the Debtor in the courts of any other jurisdiction having jurisdiction. The Pledgor and the Debtor acknowledge that they participated in the negotiation and drafting of this Agreement and that, accordingly, it shall not move or petition a court construing this Agreement to construe it more stringently against one party than against any other.

(j)        Jury Trial.  EACH OF PLEDGOR, DEBTOR AND SECURED PARTY, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY AS TO ANY ISSUE RELATING HERETO IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

(k)        Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties executing such counterparts, and all of which together shall constitute one instrument.  A facsimile, telecopy, .pdf scan or other reproduction of this Agreement may be executed by one or more parties hereto and delivered by such party by facsimile or any similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen.  Such execution and delivery shall be considered valid, binding, and effective for all purposes.

Remainder of Page Intentionally Omitted; Signature Page to Follow

IN WITNESS WHEREOF, the parties have caused this Pledge and Security Agreement to be executed as of the day and year first above written.

PLEDGOR

/s/ Moshe Azarzar

Moshe Azarzar

DEBTOR:

EZRAIDER GLOBAL, INC.

By: /s/ Moshe Azarzar

Name: Moshe Azarzar

Title: CEO

EZ RAIDER, LLC

By: /s/ Moshe Azarzar

Name: Moshe Azarzar

Title: Manager

AGREED AND ACKNOWLEDGED

E-WASTE CORP.

By: /s/ Elliot Mermel

Name: Elliot Mermel

Title:  President

SCHEDULE A

PLEDGED COLLATERAL

Issuer	Certificate No. if applicable	Certificate Date	Number of Shares	Class and Series of Shares	Registered Holder
EZ Global			9,000,000	Common stock	Moshe Azarzar
EZ Raider